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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 8-K


CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) : August 17, 1999

                         FACILICOM INTERNATIONAL, INC.
              (Exact Name of Registrant as Specified in Charter)


             DELAWARE                  333-48371            52-2065185
(State or other jurisdiction of       (Commission        (I.R.S. Employer
 incorporation or organization)       File Number)      Identification No.)


   1401 New York Avenue, NW
   9th Floor
   Washington, D.C.                                      20005
   (Address of principal executive offices)            (Zip Code)

   Registrant's telephone number, including area code: (202) 496-1100

   N/A
   (Former Name or Former Address, if Changed Since Last Report)
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Item 5:  Other Events.

On August 17, 1999, FaciliCom International, Inc. ("FaciliCom") entered into a definitive merger agreement with World Access, Inc. ("World Access"). World Access provides international long distance services and proprietary network equipment to the global telecommunications markets. The World Access Telecommunications Group terminates international long distance voice and data traffic in more than 200 countries through a combination of owned or leased international network facilities, various international termination agreements and resale arrangements with other international long distance service providers. The World Access Equipment Group develops, manufactures and markets intelligent multiplexers, digital microwave radio systems, digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems and other telecommunications network products. The combined company will have carrier grade switching and transport network facilities located strategically throughout the U.S. and 13 European countries to facilitate entry into deregulating retail markets worldwide.

Pursuant to the terms of the agreement, the shareholders of FaciliCom will receive approximately $436 million in consideration, primarily in the form of Convertible Preferred Stock, Series C ("Preferred Stock"). In addition, World Access will assume $300 million of FaciliCom's 10.5% Senior Notes due 2008 (the "FaciliCom Senior Notes").

The Preferred Stock bears no dividend and is convertible into shares of World Access common stock at a conversion rate of $20.38 per common share (the "Conversion Price"), subject to potential adjustment under certain circumstances. If the closing trading price of World Access common stock exceeds $20.38 per share for 60 consecutive trading days, the Preferred Stock will automatically convert into a number of shares of common stock equal to the number of shares of Preferred Stock subject to conversion multiplied by the quotient of (i) $1,000 divided by (ii) the Conversion Price in effect on the last trading day of such 60-day period. In addition, any shares of Preferred Stock that have not been converted into common stock within three years following the issue date of the Preferred Stock (the "Three Year Conversion Date") will automatically be converted into a number of shares of common stock equal to the number of shares of Preferred Stock subject to conversion multiplied by the quotient of (i) $1,000 divided by (ii) the then current market price as determined pursuant to the terms of the Certificate of Designation for the Preferred Stock, subject to certain adjustments (the "Three Year Conversion Price"). Notwithstanding the foregoing, (x) the Three Year Conversion Price may not be less than $11.50, (y) if (A) the Three Year Conversion Price is less than the market price on the issue date of the Preferred Stock and (B) the Nasdaq Composite Index ("IXIC") on the close of business of the Three Year Conversion Date is 85% or less than the IXIC on the close of business on the issue date of the Preferred Stock (the difference between 100% and such percentage is referred to as the "Market Correction Percentage"), then the Three Year Conversion Price will be increased by a percentage equal to that portion of the Market Correction Percentage in excess of 15%, and (z) the Three Year Conversion Price may not be greater than the Conversion Price.

As long as at least 15% of the originally issued Preferred Stock is outstanding (the "Minimum Preferred Stock Percentage"), the holders of the Preferred Stock will be entitled to nominate and elect, voting as a separate series, four directors to the World Access Board of Directors (the "Board") and shall not be entitled to vote with respect to the election of any other directors. Notwithstanding the foregoing, if (i) the common stock issuable upon conversion of the Preferred Stock equals less than 20% of the outstanding shares of World Access capital stock entitled to vote for the election of directors and (ii) the outstanding Preferred Stock constitutes at least the Minimum Preferred Stock Percentage, then the holders of Preferred Stock will have the right to elect, voting as a separate series, such number of directors which, as a percentage of the total number of members of the Board, is at least equal to the percentage of all outstanding shares of World Access capital stock entitled to vote for the election of directors held by such holders on an as converted basis.

If the Preferred Stock held by Armstrong International Telecommunications, Inc., Epic Interests, Inc., BFV Associates, Inc. and any of their respective affiliates and initial transferees holding common stock issued upon such conversion (collectively, the "Shareholders") is converted into World Access common stock, the Shareholders will be entitled to designate four persons to be nominated and recommended by the Board for election to the Board, provided that, on the record date, the Shareholders hold at least 15% of the common stock issued upon conversion of the Preferred Stock (the "Minimum Common Stock Percentage"). Notwithstanding the foregoing, if the shares of common stock held by the Shareholders equal less than 20% of the total of all outstanding shares of capital stock

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entitled to vote for the election of directors, then, so long as the Minimum
Common Stock Percentage is satisfied, the Shareholders will be entitled to designate that number of persons to be nominated and recommended by the Board for election to the Board so that the Shareholders would have, assuming the election of such nominees, such number of persons nominated by them which, as a percentage of the total number of members of the Board, is at least equal to the percentage of all outstanding shares of capital stock entitled to vote for the election of directors held by the Shareholders on the record date for such vote. Except for certain other specified matters, the holders of the Preferred Stock will vote on an as-converted basis with the holders of World Access common stock.

The transaction is conditioned upon a majority of the holders of FaciliCom Senior Notes allowing World Access to assume the FaciliCom Senior Notes, waive any put rights triggered by the merger and make certain amendments thereto. The merger is also subject to the approval of World Access stockholders and certain regulatory agencies. Certain stockholders of World Access (including MCI WorldCom, Brown Brothers Harriman and senior members of management) and the Armstrong Group of Companies, FaciliCom's majority shareholder, have entered into a Voting Agreement whereby they have committed to vote in favor of the merger. The merger is expected to close in the fourth quarter of 1999 and will be accounted for as a purchase transaction.


Item 7:  Financial Statements, Pro Forma Financial Information and Exhibits

         (c) Exhibits.

         99.1 Press Release, issued August 17, 1999

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      FaciliCom International, Inc.
                                      (Registrant)

Date:  August 25, 1999            By: /s/
                                      ------------------------------------------
                                      Christopher S. King
                                      Vice President--Finance and
                                      Administration, Chief Financial
                                      Officer (Authorized Officer, Principal
                                      Financial Officer and Principal
                                      Accounting Officer)

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